Exhibit 10.2

EXECUTION VERSION

LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Agreement”) is dated as of December 18, 2022 and is among Edify Acquisition Corp., a Delaware corporation (the “Public Entity”), and each of the stockholder parties identified on Exhibit A hereto each, a “Stockholder Party” and, together with any other persons who enter into a joinder to this Agreement, substantially in the form of Exhibit B hereto, with the Public Entity following the date hereof in order to become a Stockholder Party for purposes of this Agreement, collectively, the “Stockholder Parties”).

Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to them in that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”) by and among the Public Entity, Edify Merger Sub, Inc., a Nevada corporation and the direct, wholly owned subsidiary of the Public Entity (“Merger Sub”), and Unique Logistics International, Inc., a Nevada corporation (the “Company”),

RECITALS:

WHEREAS, pursuant to the Merger Agreement, at the Effective Time, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of the Public Entity, on the terms and subject to the conditions set forth therein (such merger, together with the other transactions contemplated by the Merger Agreement, the “Transaction”);

WHEREAS, in connection with Closing of the Transaction and pursuant to the Merger Agreement, Holders of the Company’s securities (including those who are parties hereto) have the right to receive Buyer Common Stock (as defined in the Merger Agreement), thereby owning securities in the Public Entity following the Closing;

WHEREAS, execution and delivery of this Agreement by the parties hereto is required pursuant to the terms and conditions of the Merger Agreement; and

WHEREAS, the parties hereto wish to set forth herein certain understandings among such parties, effective upon the consummation of the Transaction, with respect to restrictions on transfer of certain securities of the Public Entity owned by such parties.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

INTRODUCTORY MATTERS

1.1 Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein:

“Action” means any claim, action, suit, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Affiliate” (including, with correlative meaning, “Affiliated”) means, with respect to a specified Person, (a) each other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person and, (b) in the case of an individual, (i) any Relative of such individual, (ii) any trust whose primary beneficiaries include such individual or one (1) or more of such individual’s Relatives, (iii) the legal representative or guardian of such individual or any of such individual’s Relatives, in each case, if one has been appointed, and (iv) any Person controlled by such individual or any Person referred to in clauses (i), (ii) or (iii) above; provided, however, that no Stockholder Party shall be deemed to be an Affiliate of (x) any other Stockholder Party solely by reason of an investment in, or holding of, Common Stock (or securities convertible or exchangeable for Common Stock) or (y) any “portfolio company” of such Stockholder Party or any of its Affiliates. As used in this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of such specified Person (whether through ownership of voting securities, by contract or otherwise).

“Agreement” has the meaning set forth in the preamble hereto.

“Board” means the board of directors of the Public Entity.

“Change of Control” means (i) the transfer to or acquisition by (whether by tender offer, merger, consolidation, division or other similar transaction), in one transaction or a series of related transactions, a Person or group of Affiliated Persons (other than an underwriter pursuant to an offering), of the Public Entity’s voting securities if, after such transfer or acquisition, such Person or group of Affiliated Persons would beneficially own more than fifty percent (50%) of the outstanding voting securities of the Public Entity or (ii) the sale or other disposition of all or substantially all of the Public Entity’s assets to an entity, other than a sale or disposition by the Public Entity of all or substantially all of its assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by shareholders of the Public Entity, immediately prior to such sale or disposition, in substantially the same proportion as their ownership of the Public Entity immediately prior to such sale or disposition.

“Closing” means the closing of the transactions contemplated by the Merger Agreement.

“Closing Date” means the date on which the Closing shall occur.

“Code” has the meaning set forth in Section 2.4(j).

“Common Stock” means the Class A common stock, par value $0.0001 per share, of the Public Entity following the consummation of the Transaction (including any Earnout Shares that may be issued pursuant to the terms of the Merger Agreement).

“Company” has the meaning set forth in the preamble hereto.

“Covered Shares” has the meaning set forth in Section 2.1.

“Earnout Shares” shall have the meaning set forth in the Merger Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Front Four” means Front Four Management LLC.

“Front Four Lock-Up” has the meaning set forth in Section 2.2(a).

“Lock-Up” has the meaning set forth in Section 2.1.

“Lock-Up Period” has the meaning set forth in Section 2.1.

“Merger Agreement” has the meaning set forth in the recitals hereof.

“Merger Sub” has the meaning set forth in the recitals hereof.

“Non-Recourse Party” means any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of any Affiliate of any of the foregoing.

“Non-Voting Holders” means, collectively, 3a Capital Establishment and Trillium Partners L.P. (each, a “Non-Voting Holder”).

“Non-Voting Holders Lock-Up” has the meaning set forth in Section 2.2(b).

“Permitted Transferee” has the meaning set forth in Section 2.4.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Preferred Holders” shall mean, collectively, each of the Non-Voting Holders and Front Four (and each, a “Preferred Holder”).

“Preferred Holders Lock-Up” has the meaning set forth in Section 2.2(b).

“Regulations” has the meaning set forth in Section 2.4(j).

“Relative” means, with respect to any individual: (a) any current or former spouse of such individual; (b) any lineal descendant, parent, grandparent, great grandparent or sibling of such individual, or any sibling or lineal descendant of any of the foregoing (in each case, whether by blood or legal adoption); or (c) any current or former spouse of any of the individuals described in clause (b) of this definition.

“Resale Registration Statement” has the meaning set forth in Section 2.2(a).

“SEC” means the United States Securities and Exchange Commission.

“shares” means shares of Common Stock received by the Stockholder Parties pursuant to the Merger Agreement; provided, however, that, for the avoidance of doubt, such term shall not include shares of Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock, in each case, acquired in open market transactions after the Closing Date.

“Stockholder Parties” has the meaning set forth in the preamble hereto.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Transaction” has the meaning set forth in the recitals hereof.

“Trading Day” means any day on which shares of Common Stock are actually traded on the principal securities exchange or securities market on which shares of Common Stock are then traded.

“Transfer” means the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Transfer Agent” has the meaning set forth in Section 2.7.

“Triggering Event” means the occurrence of the Buyer Closing Share Price being equal to or exceeding $12.00 per share for any twenty (20) Trading Days within any period of thirty (30) consecutive Trading Days beginning at least one hundred fifty (150) days after the Closing Date.

1.2 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive; (b) words in the singular include the plural, and in the plural include the singular; (c) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) section references are to sections of this Agreement unless otherwise specified; (e) the word “including” shall mean “including without limitation”; (f) the phrase “to the extent” means the degree to which a thing extends (rather than if); (g) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto; (h) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation; (i) words in any gender include all genders; and (j) when calculating any time period for purposes of this Agreement, the date that is the reference date in calculating such period shall be excluded.

ARTICLE II

LOCK-UPS

2.1 Lock-Up Period. Each Stockholder Party, other than the Preferred Holders, agrees that, during the period commencing on the Closing Date and ending twelve (12) months after such date (the “Lock-Up Period”), he, she or it shall not, without the prior written consent of the Public Entity, Transfer any shares of Common Stock or any securities convertible into or exercisable for, shares of Common Stock (collectively, the “Covered Shares”) owned by it, him or her other than to a Permitted Transferee (the “Lock-Up”); provided, however, that upon the occurrence of the Triggering Event, the Lock-Up shall automatically terminate, having no further force or effect whatsoever, without any further action by any Person.

2.2 Preferred Holders Lock-Up.

(a) Immediately following the Closing Date, subject to applicable securities regulations, Front Four shall be permitted to Transfer up to one and one-half percent (1.5%) of the Covered Shares owned by Front Four or its Affiliates. Front Four agrees that, during the Lock-Up Period, it shall not, without the prior written consent of the Public Entity, Transfer any other Covered Shares owned by it or its Affiliates, other than to a Permitted Transferee (the “Front Four Lock-Up”); provided, however, that upon the occurrence of the Triggering Event, the Front Four Lock-Up shall automatically terminate, having no further force or effect whatsoever, without any further action by any Person.

(b) Immediately following the Closing Date, subject to applicable securities regulations, each Non-Voting Holder shall be permitted to Transfer up to six percent (6%) of the Covered Shares owned by such Non-Voting Holder or its Affiliates. Each Non-Voting Holder agrees that, during the Lock-Up Period, it shall not, without the prior written consent of the Public Entity, Transfer the other Covered Shares owned by it or its Affiliates other than to a Permitted Transferee; provided, however, that each Non-Voting Holder shall be permitted to Transfer, beginning on the date that is six (6) months after the Closing Date, up to fifty percent (50%) of such other Covered Shares owned by it or its Affiliates on such date (the “Non-Voting Holders Lock-Up” and, together with the Front Four Lock-Up, the “Preferred Holders Lock-Up”); provided, further, that upon the occurrence of the Triggering Event, the Non-Voting Holders Lock-Up shall automatically terminate, having no further force or effect whatsoever, with respect to each Non-Voting Holder without any further action by any Person.

(c) During the pendency of the Preferred Holder’s Lock-Up, the Preferred Holders will provide trading records with respect to Transfers of Covered Shares sold pursuant to the first sentences of Sections 2.2(a) and 2.2(b) for each Trading Day on which Transfers of such Covered Shares occur. The trading records will be provided not later than one Trading Day after the Settlement Date of such Transfers.

2.3 Open Market Transfer Restrictions.

(a) Notwithstanding anything to the contrary contained herein, during the Preferred Holders Lock-Up, without the prior written consent of the Public Entity, no Preferred Holder shall, in connection with an open market Transfer of Covered Shares, Transfer a number of Covered Shares exceeding, on a daily basis, five percent (5%) of the average aggregate daily number of shares of Common Stock which have traded on the principal securities exchange or securities market on which shares of Common Stock are then traded, relative to the volume of shares trading during the open market (daily trading volume) (as adjusted for any stock split, recapitalization or combination), as determined by the daily trading volume of the open market for the preceding rolling twenty (20) days.

(b) Additionally, during the Preferred Holders Lock-Up:

(i) Each Preferred Holder agrees not to Transfer any Covered Shares in the first or last thirty (30) minutes of any Trading Day.

(ii) To the extent that a Preferred Holder Transfers Covered Shares during the Preferred Holders Lock-Up, such Preferred Holder agrees that it will not Transfer its entire five percent (5%) permitted Covered Share amount described in Section 2.3(a) above, pursuant to a single order placed during the last ninety (90) minutes of the Trading Day on a trading desk as a single block trade.

The foregoing restriction shall apply only during the last one (1) hour of a short trading day and shall not apply to unscheduled early closings of the trading market.

2.4 Permitted Transfer. Notwithstanding Section 2.1 and Section 2.2, a Stockholder Party that has complied with this Section 2.4 may Transfer its Covered Shares (any transferee in a Transfer pursuant to any of the following clauses (a) through (l), a “Permitted Transferee”):

(a) to the Public Entity’s officers or directors or any Affiliate or family member of any of the Public Entity’s officers or directors;

(b) in the case of an individual, (i) by gift to a Relative of such individual or to a trust, the beneficiary of which is a Relative of such individual, an Affiliate of such individual or a charitable organization, (ii) by virtue of laws of descent and distribution upon death of such individual or (iii) pursuant to a qualified domestic relations order;

(c) as a pro rata distribution to limited partners, members or stockholders of such Stockholder Party;

(d) to its Affiliated investment fund or other Affiliated entity controlled or managed by such Stockholder Party or its Affiliates;

(e) to a nominee or custodian of a Person to whom a Transfer would be permissible under clauses (a) through (d) above;

(f) pursuant to an order or decree of a governmental authority;

(g) from an employee to the Public Entity or its subsidiary or parent entities upon death, disability or termination of employment, in each case, of such employee;

(h) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction involving a Change of Control, in each case, made on terms that were both (i) approved by the Board and (ii) offered to all holders of the shares; provided, however, that, for the avoidance of doubt, in the event that any such contemplated transaction is not consummated for any reason, any shares that would have been subject to such Transfer shall remain subject to the provisions of this Article II;

(i) to the Public Entity (i) pursuant to the exercise of any option to purchase Common Stock granted by the Public Entity pursuant to any employee benefit plans or arrangements (including employee benefit plans or arrangements assumed in connection with the Transaction) which are set to expire during the Lock-Up Period or Preferred Holders Lock-Up, as applicable, where any Common Stock received by the undersigned upon any such exercise will be subject to the terms of this Article II, or (ii) for the purpose of satisfying any withholding taxes (including estimated taxes) due as a result of the exercise of any option to purchase Common Stock or the vesting of any restricted stock awards granted by the Public Entity pursuant to employee benefit plans or arrangements (including employee benefit plans or arrangements assumed in connection with the Transaction) which are set to expire or automatically vest during the Lock-Up Period or the Preferred Holders Lock-Up, as applicable, where any Common Stock received by such Stockholder Party upon any such exercise or vesting will be subject to the terms of this Article II;

(j) pursuant to transactions to satisfy any U.S. federal, state, or local income tax obligations of the Stockholder Party (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder, as amended (the “Regulations”), after the date on which the Merger Agreement was executed by the parties, and such change prevents such transaction from qualifying as a “reorganization” pursuant to Section 368 of the Code (and such transaction does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes); or

(k) with the prior written consent of the Board provided any waiver or release of any restriction or obligation is equally effective, after notice, to all Preferred Holders;

provided, however, that, in the case of any Transfer made in reliance on any of clauses (a) through (f) above: (x) the applicable Permitted Transferee must enter into a written agreement with the Public Entity (in form and substance satisfactory to the Public Entity) agreeing to be bound by the restrictions set forth in this Article II and the other restrictions contained in this Agreement; and (y), if any public reports or filings (including any filings under Section 16(a) of the Exchange Act) reporting a reduction in beneficial ownership of shares in connection with any such Transfer shall be required or shall be voluntarily made during the Lock-Up Period or Preferred Holders Lock-Up, as applicable, such report or filing shall disclose that the applicable donee, trustee, distributee or transferee, as the case may be, has agreed in writing to be bound by the restrictions set forth in this Agreement.

2.5 Conversion of Securities. For the avoidance of doubt, each Stockholder Party shall be permitted to convert outstanding preferred stock, warrants to acquire preferred stock or convertible securities or warrants to acquire shares of Common Stock into shares of Common Stock; provided, however, that any such shares of Common Stock or warrants received upon such conversion shall be subject to the restrictions set forth in this Article II.

2.6 Stock Purchase Plan. Each Stockholder Party shall be permitted to enter into a trading plan established in accordance with Rule 10b5-1 under the Exchange Act during the Lock-Up Period or Preferred Holders Lock-Up, as applicable, so long as no Transfers or other dispositions of such Stockholder Party’s shares in contravention of this Article II are effected prior to the expiration of the Lock-Up Period or Preferred Holders Lock-Up, as applicable.

2.7 Transfer Instructions. Each Stockholder Party also agrees and consents to the entry of stop-transfer instructions with the Public Entity’s transfer agent and registrar (the “Transfer Agent”) to be effective against the Transfer of the Covered Shares only during the pendency of the Lock-Up Period and Preferred Holders Lock-Up, as the case may be, but in no event with respect to the Covered Shares described in the first sentences of Sections 2.2(a) and 2.2(b). The Public Entity agrees that it will use commercially reasonable best efforts and cooperate in good faith, after written request from a Stockholder Party, to cause the Transfer Agent to facilitate, in a timely and orderly manner, Transfer of any Covered Shares, including instructing the removal of any stop-transfer instructions given pursuant to this Section 2.7, with respect to any Covered Shares which are no longer subject to such Stockholder Party’s Lock Up or which may be Transferred pursuant to Section 2.3 or which are specified as intended to be Transferred on a designated Trading Day. For the avoidance of doubt, no stop-transfer instructions may be given or effective with respect to (i) the Covered Shares described on the first sentences of Sections 2.2(a) and 2.2(b), (ii) six (6) months after the Closing Date with respect to 50% of each of the Non-Voting Holders’ remaining Covered Shares, (iii) twelve (12) months after the Closing Date with respect to any remaining Covered Shares, and (iv) immediately upon the occurrence of a Triggering Event.

ARTICLE III

GENERAL PROVISIONS

3.1 Termination. Subject to Section 3.13 or the early termination of any provision as a result of an amendment to this Agreement agreed to by the Board and the Stockholder Parties, as provided under Section 3.3, this Agreement (other than this Article III) shall not terminate with respect to any Stockholder Party or Permitted Transferee thereof subject to the restrictions set forth in Article II, until such time as such Stockholder Party or Permitted Transferee is no longer subject to the restrictions set forth in Article II.

3.2 Notices. Any notice or communication under this Agreement must be in writing and given by (a) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service providing evidence of delivery, or (c) transmission by hand delivery or electronic mail. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third (3rd) business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery or electronic mail, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, (i) if to the Public Entity:

(A) prior to the Closing Date, to:

Edify Acquisition Corp.

888 Seventh Avenue, Floor 29

New York, NY 10106

Attention: Morris Beyda, Chief Financial Officer

Email: [_]

with a required copy (which copy shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Eoghan P. Keenan

Email: eoghan.keenan@weil.com

and (B) following the Closing Date, to:

Unique Logistics International Holdings Inc.

154-09 146th Avenue

3rd Floor

Jamaica, NY 11434

Attention: Sunandan Ray, Chief Executive Officer

Email: [_]

with a required copy (which copy shall not constitute notice) to:

Lucosky Brookman LLP

101 Wood south Avenue

5th Floor

Woodbridge, NJ 08830

Attention: Lawrence Metelitsa, Esq.

Telephone: 732-395-4405

Email: lmetelitsa@lucbro.com

and (ii) if to any Stockholder Party, at such Stockholder Party’s address or e-mail address as set forth in the Public Entity’s books and records or on the signature page hereto. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto.

3.3 Amendment; Waiver.

(a) The terms and provisions of this Agreement may be amended or modified in whole or in part only by a duly authorized agreement in writing executed by the Public Entity and Stockholder Parties holding a majority of the shares then held by the Stockholder Parties in the aggregate as to which this Agreement has not been terminated pursuant to Section 3.1 and only if such amendment or modification does not impose, enlarge or create any restriction on the Stockholder Parties and equally applies to all Stockholder Parties.

(b) Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any right, remedy, power or privilege under this Agreement, unless the waiver of such claim, right, remedy, power or privilege is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and no such waiver shall be applicable or have any effect except in the specific instance in which it is given.

(d) Any party hereto may unilaterally waive any of its rights hereunder in a signed writing delivered to the Public Entity.

3.4 Further Assurances. The parties hereto will sign such further documents and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof.

3.5 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 3.5 shall be null and void, ab initio.

3.6 Third Parties. Except as provided for in this Article III with respect to any Non-Recourse Party, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

3.7 Governing Law. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

3.8 Jurisdiction; Waiver of Jury Trial. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection he, she or it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of any such Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party (a) to serve process in any manner permitted by law or (b) to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in the case of this clause (b), to enforce judgments obtained in any Action brought pursuant to this Section 3.8. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

3.9 Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and that, without that right, none of the parties would have entered into this Agreement. Each party agrees that he, she or it will not oppose the granting of specific performance or other equitable relief on the basis that the party seeking such relief has an adequate remedy at law or that the granting of specific performance or other applicable equitable remedy is not an appropriate remedy for any reason at law or in equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement in accordance with this Section 3.9 shall not be required to provide any bond or other security in connection with seeking any such remedy.

3.10 Entire Agreement. This Agreement constitutes the entire agreement among the parties relating to the transactions contemplated hereby and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement.

3.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

3.12 Headings; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.13 Effectiveness. This Agreement shall be valid and enforceable as of the date of this Agreement and may not be revoked by any party hereto; provided, however, that the provisions herein (other than this Article III) shall not be effective until the consummation of the Transaction. In the event the Merger Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force or effect. This Agreement will not be effective unless it is executed by and effective as to the Public Entity and all of the Stockholder Parties identified on Exhibit B hereto, on or before January 1, 2023. Furthermore, this Agreement will not be effective at any time the Amended and Restated Letter Agreement annexed hereto as Exhibit C (“Letter Agreement”) is not in effect pursuant to its unamended terms. The Public Entity agrees to enforce Section 5 of the Letter Agreement and not waive or amend any terms of such Section 5.

3.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), no Non-Recourse Party shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of the parties to this Agreement or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

EDIFY ACQUISITION CORP.

By:	/s/ Morris Beyda
	Name:	Morris Beyda
	Title:	Chief Financial Officer

[Signature Page to Lock Up Agreement – Morris Beyda/Edify Acquisition Corp.]

FRONT FOUR MANAGEMENT LLC

By:	/s/ Todd Sherman
	Name:	Todd Sherman
	Title:	Founder, CEO

Address:

Email:

[Signature Page to Lock Up Agreement – Front Four Management LLC]

3A CAPITAL ESTABLISHMENT

By:	/s/ Dr. Nicola Feuerstein
	Name:	Dr. Nicola Feuerstein
	Title:	Director

Address:

Email:

With a required copy (which copy shall not constitute notice) to:

Grushko & Mittman, P.C.
1800 Rockaway Avenue, Suite 206
Hewlett, NY 11557
Attention: Barbara R. Mittman, Esq.
Telephone: 516-282-9505
Email: barbara@grushkomittman.com

[Signature Page to Lock Up Agreement – 3A Capital Establishment]

TRILLIUM PARTNERS, L.P.

By:	/s/ Stephen Hicks
	Name:	Stephen Hicks
	Title:	Manager of GP

Address:

Email:

[Signature Page to Lock Up Agreement – Trillium Partners, L.P.]

FRANGIPANI TRADE SERVICES, INC.

By:	/s/ Sunandan Ray
	Name:	Sunandan Ray
	Title:	Chief Executive Officer

[Signature Page to Lock Up Agreement – Frangipani Trade Services, Inc.]

GREAT EAGLE FREIGHT LIMITED

By:	/s/ Lee Chi Tak Richard
	Name:	Lee Chi Tak Richard
	Title:	Chief Executive Officer

[Signature Page to Lock Up Agreement – Great Eagle Freight Limited]

DAVID BRIONES

/s/ David Briones
David Briones

[Signature Page to Lock Up Agreement – David Briones]

JOSEPH LUCOSKY

/s/ Joseph Lucosky
Joseph Lucosky

[Signature Page to Lock Up Agreement – J. Lucosky]

LAWRENCE METELITSA

/s/ Lawrence Metelitsa
Lawrence Metelitsa

[Signature Page to Lock Up Agreement – L. Metelitsa]

CHAD M. NELSON

/s/ Chad M. Nelson
Chad M. Nelson

[Signature Page to Lock Up Agreement – Chad M. Nelson]

JP CAREY LIMITED

By:	/s/ Joseph C. Canouse
	Name:	Joseph C. Canouse
	Title:	Manager of the limited partner

[Signature Page to Lock Up Agreement – J.P. Carey Limited]

EXHIBIT A

STOCKHOLDER PARTIES

1. Front Four Management LLC

2. 3a Capital Establishment

3. Trillium Partners L.P.

4. Frangipani Trade Services, Inc.

5. Great Eagle Freight Limited

6. David Briones

7. Joseph Lucosky

8. Lawrence Metelitsa

9. Chad M. Nelson

10. J.P.Carey Limited

EXHIBIT B

FORM OF JOINDER TO LOCK-UP AGREEMENT

[●], 20[●]

Reference is made to the Lock-Up Agreement, dated as of December 18, 2022, by and among Edify Acquisition Corp. (the “Public Entity”) and each of the Stockholder Parties (as defined therein) from time to time party thereto (as amended from time to time, the “Lock-Up Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Lock-Up Agreement.

Each of the Public Entity and each undersigned holder of shares of the Public Entity (each, a “New Stockholder Party”) agrees that this Joinder to the Lock-Up Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration.

Each undersigned New Stockholder Party hereby agrees to and does become party to the Lock-Up Agreement as a Stockholder Party. This Joinder shall serve as a counterpart signature page to the Lock-Up Agreement and by executing below each undersigned New Stockholder Party is deemed to have executed the Lock-Up Agreement with the same force and effect as if originally named a party thereto.

This Joinder may be executed in multiple counterparts, including by means of facsimile or electronic signature, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have duly executed this Joinder as of the date first set forth above.

[NEW STOCKHOLDER PARTY]

By:
Name:
Title:

[BUYER / POST-COMBINATION PUBLIC ENTITY]

By:
Name:
Title:

[Signature Page to Joinder]